Exhibit 99.1

News Release

Contacts:

Investors Carl Kraus 904-357-9158
Media Robin Keegan 904-357-9194

Cellulose Specialties Expansion Final Analysis Approved by Rayonier Board

JACKSONVILLE, Fla., Jan. 7, 2011 - Rayonier today announced its board of directors recently authorized management to proceed with the final analysis on the potential conversion of the existing fluff pulp fiber line at its Jesup, Ga., mill to produce high purity cellulose specialties pulps. The analysis will include market assessment, detailed design and engineering and cost estimates.

The company expects the analysis will be completed by mid-year 2011, when the board is expected to make a final decision on the project. If approved, the converted line would be scheduled to begin production in 2013.

Rayonier, the global leader in the production of high performance cellulose specialties fibers, anticipates that markets will continue to grow, resulting in ongoing strong, world-wide demand. The company's current cellulose specialties capacity of 485,000 metric tons is sold out and the addition of the new line would raise the total cellulose specialties capacity to 675,000 metric tons.

"We are meeting with our current and potential customers, and expect to receive commitments for most of this additional volume," said Lee Thomas, chairman and chief executive officer.

"The board's action speaks to our continued commitment to the Performance Fibers business," Thomas continued. "The business is a vital contributor to our balanced business mix and is expected to continue to play a crucial role in our financial performance."

Our cellulose specialties fibers, which include acetates, ethers and high-strength viscose, are used in the manufacturing of products like filters, LCD screens, pharmaceuticals, food additives, paints, tire cords and sausage casings.

About Rayonier

Rayonier is a leading international forest products company with three core businesses: Timber, Real Estate and Performance Fibers. The company owns, leases or manages 2.4 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

Certain statements in this release regarding anticipated outcomes, including future decisions to proceed or not with the described project, business and market conditions, expectations of demand for our products, anticipated timing of decisions and commencement of construction and production, and other similar statements relating to the potential project described in this release, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as "may," "will," "should," "expect," "estimate," "believe," "anticipate" and other similar language. Forward-looking statements are not guarantees of future events or performance and undue reliance should not be placed on these statements.

Additional factors are described in the company's most recent Form 10-K and 10-Q reports on file with the Securities and Exchange Commission. Rayonier assumes no obligation to update these statements except as is required by law.

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1301 Riverplace Blvd., Jacksonville, FL 32207 904-357-9100